Exhibit 99.1
AdvanSix.com
News Release

ADVANSIX ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS

Sales of $369 million, up 1% versus prior year

Cash Flow from Operations of $51 million, up 34% versus prior year

Earnings Per Share of $0.18, down 74% versus prior year

Parsippany, N.J., November 2, 2018 - AdvanSix (NYSE: ASIX) today announced its financial results for the third quarter ending September 30, 2018. The Company generated strong cash flow while managing through a significant planned plant turnaround and lower production output.

Third Quarter 2018 Highlights
• Sales up approximately 1% versus prior year, including approximately 10% higher raw material pass-through pricing and approximately 10% lower volume
• Net Income of $5.5 million, a decrease of $15.8 million versus the prior year
• EBITDA of $20.0 million, a decrease of $30.4 million versus the prior year
• Planned plant turnaround: approximately $30 million pre-tax income impact in 3Q18 (versus approximately $4 million in 3Q17)
• Cash Flow from Operations of $50.5 million, an increase of $12.8 million versus the prior year
• Free Cash Flow of $31.3 million, an increase of $13.0 million versus the prior year
• Repurchased 475,175 shares for approximately $17 million under current authorized plan

“In the third quarter, we continued to navigate through dynamic end market environments while successfully executing a significant planned plant turnaround at our Hopewell facility. While we have continued to see favorable performance in nylon and year-over-year strengthening in our ammonium sulfate product line, challenging acetone industry dynamics persist. Overall, we're maintaining our focus on safe and stable operations and remain confident in the resiliency and strength of our portfolio," said Erin Kane, president and CEO of AdvanSix. "Cash flow generation continues to improve with cash flow from operations increasing by $29 million, or 30%, on a year-to-date basis supporting smart deployment of capital into high-return growth and cost savings projects. We've also repurchased approximately $26 million of shares through late October, or roughly one-third of our authorization announced in May, reflecting our maturing capital allocation strategy and confidence in continued cash flow performance.”

Summary third quarter 2018 financial results for the Company are included below:
Third Quarter 2018 Results

($ in Thousands, Except Earnings Per Share)	3Q 2018	3Q 2017
Sales	$368,653	$366,660
Net Income	5,480	21,274
Earnings Per Share (Diluted)	$0.18	$0.68
EBITDA (1)	19,971	50,338
EBITDA Margin % (1)	5.4%	13.7%
Cash Flow from Operations	50,514	37,679
Free Cash Flow (1)(2)	31,287	18,258
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

Sales of $368.7 million increased approximately 1% versus the prior year. Pricing overall increased 10% versus the prior year due to raw material pass-through pricing following cost increases in benzene and propylene (inputs to cumene which is a key feedstock to our products). Market-based pricing was approximately flat compared to the prior year. The pricing benefit of improved industry supply and demand dynamics in our ammonium sulfate product line as we entered the new 2018/2019 planting season was primarily offset by softness in chemical intermediates due to lengthening of acetone supply globally. Sales volume in the quarter decreased approximately 10% versus the prior year primarily due to a planned plant turnaround in the third quarter of 2018 and lower production output.

Sales by product line represented the following approximate percentage of our total sales:

	3Q 2018	3Q 2017
Nylon	28%	28%
Caprolactam	18%	19%
Ammonium Sulfate Fertilizers	19%	20%
Chemical Intermediates	35%	33%

EBITDA of $20.0 million in the quarter decreased $30.4 million versus the prior year primarily due to the impact of the planned plant turnaround and lower production output. Earnings per share of $0.18 decreased 74% versus the prior year driven by the factors discussed above and higher depreciation and amortization partially offset by a reduction in our effective tax rate, primarily due to adjustments associated with the filing of the 2017 tax return, as well as lower interest expense.

Cash flow from operations of $50.5 million in the quarter increased $12.8 million versus the prior year primarily due to the favorable impact of changes in working capital, partially offset by lower net income and a reduced benefit from deferred taxes. Capital expenditures of $19.2 million in the quarter decreased $0.2 million versus the prior year.

Outlook
• Current favorable nylon industry conditions expected to continue
• Ammonium sulfate fertilizer prices expected to increase seasonally; Expecting improved nitrogen fertilizer environment to continue through 2018/2019 planting season
• Expect challenging acetone industry conditions to continue
• Capital Expenditures tracking to approximately $110 million for the full year 2018; Expect continued acceleration of high-return growth and cost savings project pipeline in 2019
• Full year 2019 pre-tax income impact of planned plant turnarounds expected to be $35 to $40 million

“Despite softness in North America acetone industry spreads, there are a number of expected tailwinds supporting improved financial and operational performance in 2019 including continued execution against our maturing pipeline of high-return capital projects and an improving nitrogen fertilizer environment. We continue to position the Company for strong performance in the years to come and remain committed to delivering long-term value to our shareholders,” added Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (844) 855-9494 (domestic) or (412) 858-4602 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s third quarter 2018 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advansix.com. Investors can hear a replay of the conference call from 12 noon ET on November 2 until 12 noon ET on November 9 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 10124573.

About AdvanSix
AdvanSix is a leading manufacturer of Nylon 6, a polymer resin which is a synthetic material used by our customers to produce engineered plastics, fibers, filaments and films that, in turn, are used in such end-products as automotive and electronic components, carpets, sports apparel, fishing nets and food and industrial packaging. As a result of our backward integration and the configuration of our manufacturing facilities, we also sell caprolactam, ammonium sulfate fertilizer, acetone and other intermediate chemicals, all of which are produced as part of our Nylon 6 integrated manufacturing chain. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words like "expect," "anticipate," "estimate," “outlook”, "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" or other variations or similar terminology. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; our operations requiring substantial capital; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, store and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties; cybersecurity and data privacy incidents; failure to maintain effective internal controls; our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment and indebtedness incurred in connection with the spin-off; fluctuations in our stock price; and tax reform or other changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Debra Lewis	Adam Kressel
(973) 526-1767	(973) 526-1700
debra.lewis@advansix.com	adam.kressel@advansix.com

AdvanSix Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$20,206	$55,432
Accounts and other receivables – net	149,099	196,003
Inventories – net	115,026	129,208
Other current assets	3,900	7,130
Total current assets	288,231	387,773

Property, plant and equipment – net	639,728	612,612
Goodwill	15,005	15,005
Other assets	37,312	34,884
Total assets	$980,276	$1,050,274

LIABILITIES
Current liabilities:
Accounts payable	$209,239	$227,712
Accrued liabilities	26,310	35,013
Deferred income and customer advances	2,295	17,194
Line of credit – short-term	9,400	—
Current portion of long-term debt	—	16,875
Total current liabilities	247,244	296,794

Deferred income taxes	101,092	92,276
Line of credit – long-term	190,600	—
Long-term debt	—	248,339
Postretirement benefit obligations	28,145	33,396
Other liabilities	4,350	3,144
Total liabilities	571,431	673,949

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; 200,000,000 shares authorized; 30,555,715 shares issued and 29,991,468 outstanding at September 30, 2018; 30,482,966 shares issued and outstanding at December 31, 2017	306	305
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Treasury stock at par (564,247 shares at September 30, 2018; 0 shares at December 31, 2017)	(6)	—
Additional paid-in capital	250,149	263,081
Retained earnings	167,058	121,985
Accumulated other comprehensive loss	(8,662)	(9,046)
Total stockholders' equity	408,845	376,325
Total liabilities and stockholders' equity	$980,276	$1,050,274

AdvanSix Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$368,653	$366,660	$1,128,350	$1,104,805

Costs, expenses and other:
Costs of goods sold	343,434	309,408	1,007,712	922,604
Selling, general and administrative expenses	18,057	19,050	55,189	53,914
Other non-operating expense (income), net	1,453	2,390	6,581	7,153
Total costs, expenses and other	362,944	330,848	1,069,482	983,671

Income before taxes	5,709	35,812	58,868	121,134
Income taxes	229	14,538	13,385	46,803
Net income	$5,480	$21,274	$45,483	$74,331

Earnings per common share
Basic	$0.18	$0.70	$1.50	$2.44
Diluted	$0.18	$0.68	$1.46	$2.40

Weighted average common shares outstanding
Basic	30,160,991	30,482,966	30,375,873	30,482,966
Diluted	30,983,834	31,159,710	31,189,640	31,013,606

AdvanSix Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income	$5,480	$21,274	$45,483	$74,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,992	12,565	38,905	35,524
Loss on disposal of assets	224	47	1,560	1,236
Deferred income taxes	1,971	19,978	8,816	40,478
Stock based compensation	2,626	2,067	7,506	5,686
Accretion of deferred financing fees	107	148	1,696	444
Changes in assets and liabilities:
Accounts and other receivables	2,965	(12,880)	46,878	(20,825)
Inventories	7,103	31,013	14,182	28,504
Accounts payable	22,767	(19,736)	(10,675)	(33,893)
Income taxes payable	(3,257)	(5,017)	—	(68)
Accrued liabilities	(2,898)	2,461	(9,703)	2,234
Deferred income and customer advances	(130)	(784)	(14,899)	(24,766)
Other assets and liabilities	564	(13,457)	(2,014)	(10,414)
Net cash provided by operating activities	50,514	37,679	127,735	98,471

Cash flows from investing activities:
Expenditures for property, plant and equipment	(19,227)	(19,421)	(72,650)	(67,206)
Other investing activities	(402)	(1,325)	(1,656)	(5,387)
Net cash used for investing activities	(19,629)	(20,746)	(74,306)	(72,593)

Cash flows from financing activities:
Payment of long-term debt	—	—	(266,625)	—
Borrowings from line of credit	23,500	32,500	284,500	308,500
Payments of line of credit	(33,500)	(32,500)	(84,500)	(308,500)
Payment of line of credit fees	—	—	(1,362)	—
Principal payments under capital lease	(63)	(21)	(225)	(91)
Purchase of treasury shares	(17,330)	—	(20,443)	—
Net cash used for financing activities	(27,393)	(21)	(88,655)	(91)

Net change in cash and cash equivalents	3,492	16,912	(35,226)	25,787
Cash and cash equivalents at beginning of period	16,714	23,074	55,432	14,199
Cash and cash equivalents at the end of period	$20,206	$39,986	$20,206	$39,986

Supplemental non-cash investing activities:
Capital expenditures included in accounts payable			$17,649	$17,228

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$50,514	$37,679	$127,735	$98,471
Expenditures for property, plant and equipment	(19,227)	(19,421)	(72,650)	(67,206)
Free cash flow (1)	$31,287	$18,258	$55,085	$31,265

(1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$5,480	$21,274	$45,483	$74,331
Interest expense, net	1,270	1,961	5,958	5,373
Income taxes	229	14,538	13,385	46,803
Depreciation and amortization	12,992	12,565	38,905	35,524
EBITDA (2)	$19,971	$50,338	$103,731	$162,031

Sales	$368,653	$366,660	$1,128,350	$1,104,805
EBITDA margin (3)	5.4%	13.7%	9.2%	14.7%

(2) EBITDA is a non-GAAP measure defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3) EBITDA margin is defined as EBITDA divided by Sales

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

AdvanSix Inc.
Appendix
(Pre-tax income impact, Dollars in millions)

Planned Plant Turnaround Schedule (4)

	1Q	2Q	3Q	4Q	FY
2017	—	~$10	~$4	~$20	~$34
2018	~$2	~$10	~$30	—	~$42
2019E	—	~$5	~$5	$25-$30	$35-$40

(4) Primarily reflects the impact of fixed cost absorption, maintenance expense, and the purchase of feedstocks which are normally manufactured by the Company